                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            OXFORD INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            OXFORD INDUSTRIES, INC.
                           222 PIEDMONT AVENUE, N.E.
                             ATLANTA, GEORGIA 30308

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD OCTOBER 7, 1996

To the Stockholders of
Oxford Industries, Inc.

     The Annual Meeting of Stockholders of Oxford Industries, Inc. will be held at the Company's principal offices, 222 Piedmont Avenue, N.E., Atlanta, Georgia, on Monday, October 7, 1996 at 3:00 p.m., local time, for the following purposes:

          (1) To elect three directors of the Company.

          (2) To ratify the appointment of Arthur Andersen LLP, independent certified public accountants, as auditors for the fiscal year ending May 30, 1997.

          (3) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on August 16, 1996 will be entitled to receive notice of and to vote at the meeting.

                                           DAVID K. GINN
                                           Secretary

Atlanta, Georgia
August 30, 1996

     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING AND, IF YOU ATTEND THE MEETING, YOU MAY ELECT TO VOTE IN PERSON.

                            OXFORD INDUSTRIES, INC.
                           222 PIEDMONT AVENUE, N.E.
                             ATLANTA, GEORGIA 30308

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 7, 1996

     This proxy statement is furnished in connection with the solicitation of the accompanying proxy by the Board of Directors of Oxford Industries, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on October 7, 1996 and any adjournment thereof. This proxy statement and the accompanying proxy will be first mailed to stockholders on or about August 30, 1996.

     When a proxy is properly completed, signed and returned, the shares it represents will be voted as specified by the stockholder or, if no specifications are made, will be voted "FOR" each of the matters proposed by the Board of Directors in this proxy statement. In addition, the persons named in the proxy will vote the shares in their discretion upon any other matters that may properly come before the meeting. The Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters proposed in this proxy statement.

     A stockholder may revoke a proxy given pursuant to this solicitation at any time prior to the meeting by delivering to the Secretary of the Company either a written instrument of revocation or a properly signed proxy bearing a later date. In addition, the powers of the persons named in the proxy to vote the stockholder's shares will be suspended if the stockholder is present at the meeting and elects to vote in person.

     Only stockholders of record at the close of business on August 16, 1996 will be entitled to receive notice of and to vote at the meeting. Each stockholder is entitled to one vote per share of common stock held on such date. There were 8,704,721 shares outstanding on August 16, 1996.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

     The following table shows as of August 16, 1996 the name and address of each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding common stock, the number of shares beneficially owned by each such person and the percentage of the Company's outstanding common stock represented by such ownership. The nature of each person's beneficial ownership is described in the footnotes to the table.

                                                                        SHARES         PERCENT OF
                                                                     BENEFICIALLY     OUTSTANDING
                         NAME AND ADDRESS                               OWNED         COMMON STOCK
- -------------------------------------------------------------------  ------------     ------------
Helen S. Lanier                                                           484,515(1)       5.6%
c/o Trust Department
SunTrust Bank, Atlanta
P. O. Box 4625
Atlanta, GA 30302

J. Hicks Lanier                                                           932,053(2)      10.7%
222 Piedmont Avenue, N.E.
Atlanta, GA 30308

SunTrust Bank, Atlanta                                                  2,007,607(3)      23.1%
SunTrust Plaza
Atlanta, GA 30302

- ---------------

(1) The shares beneficially owned by Mrs. Helen S. Lanier include (i) 46,642 shares held by Mrs. Lanier in a trust account with SunTrust Bank, Atlanta, with respect to which she shares investment and voting powers with the Bank, (ii) 312,828 shares held by a trust for Mrs. Lanier with respect to which she has sole voting power, (iii) 109,455 shares held by seven trusts for Mrs. Lanier's grandchildren with respect to which she shares voting power, and (iv) 15,590 shares held by a charitable foundation of which Mrs. Lanier serves as one of three trustees that share voting and investment powers.
(2) The shares beneficially owned by Mr. J. Hicks Lanier include (i) 240,290 shares held of record by Mr. Lanier with respect to which he has sole voting and investment powers, (ii) 41,591 shares held by a charitable foundation of which Mr. Lanier is a trustee and has sole voting power and shared investment power, (iii) 632,172 shares held by twenty trusts which benefit the late Mr. Sartain Lanier's children (including Mr. Lanier) and grandchildren with respect to which Mr. Lanier has sole voting power and shared investment power, and (iv) 18,000 shares which may be acquired within 60 days after August 16, 1996 by the exercise of stock options under the Company's stock option plan. Not included in the table are 393,573 shares which are held by the estate of Mr. Sartain Lanier but which will be transferred to the charitable foundation of which Mr. Lanier is a trustee upon probation of Mr. Sartain Lanier's estate.
(3) The shares beneficially owned by SunTrust Bank, Atlanta include (i) 1,953,863 shares beneficially owned by or held in trusts or similar accounts for various members of the Lanier family (including most of the shares shown in the table as beneficially owned by the other principal stockholders, both of whom are members of the Lanier family), and (ii) 53,744 shares held by trusts or in similar accounts for persons other than members of the Lanier family. Of the shares shown in the table as beneficially owned by the Bank, the Bank has sole voting power over 1,177,339 shares, shared voting power over 176,097 shares, sole investment power over 1,540,923 shares and shared investment power over 425,093 shares. SunTrust

     Bank, Atlanta is a wholly-owned subsidiary of SunTrust Banks of Georgia, Inc., which is a wholly-owned subsidiary of SunTrust Banks, Inc. SunTrust Banks of Georgia, Inc. and SunTrust Banks, Inc. may also be deemed beneficial owners of the shares owned by SunTrust Bank, Atlanta. The Company has been advised by SunTrust Bank, Atlanta, SunTrust Banks of Georgia, Inc. and SunTrust Banks, Inc. that they disclaim any beneficial interest in any of such shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN RELATIVES

     Messrs. J. Hicks Lanier and J. Reese Lanier are directors of the Company and are related (see footnote 1 under "Election of Directors" below). As of August 16, 1996, these persons beneficially owned 1,328,634 shares, or 15.3%, of the Company's common stock. Messrs. J. Hicks Lanier, J. Reese Lanier and Mrs. Helen S. Lanier are related and, inclusive of charitable foundations, trusts and similar accounts for such persons, and the estate of Mr. Sartain Lanier, beneficially owned an aggregate of 2,206,722 shares, or 25.4%, of the Company's common stock as of August 16, 1996.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY OFFICERS AND DIRECTORS

     The following table sets forth as of August 16, 1996 the number of shares of the Company's common stock beneficially owned by each director, by each nominee for director and by all directors and officers as a group and the percentage of the Company's outstanding common stock represented by such beneficial ownership. Such persons had sole voting and investment power with respect to the shares listed except as otherwise noted.

                                                                          SHARES       PERCENT OF
                                                                       BENEFICIALLY   OUTSTANDING
                      NAME OF BENEFICIAL OWNER                          OWNED (1)     COMMON STOCK
- ---------------------------------------------------------------------  ------------   ------------
Ben B. Blount, Jr.                                                           43,208      *
Cecil D. Conlee                                                               2,500      *
John B. Ellis                                                                 5,000      *
Tom Gallagher                                                                 2,000      *
Clifford M. Kirtland, Jr.                                                     3,000      *
J. Hicks Lanier                                                             932,053(2)     10.7%
J. Reese Lanier                                                             396,581(3)      4.6%
R. William Lee, Jr.                                                         117,370(4)      1.3%
Knowlton J. O'Reilly                                                         24,000      *
Clarence B. Rogers, Jr.                                                       1,000      *
Robert E. Shaw                                                                1,000      *
E. Jenner Wood                                                                  500      *
All Directors and Officers as a Group (12 Individuals)                    1,528,212       17.6%

- ---------------

 *  Less than 1%

(1) Includes all shares which may be acquired within 60 days after August 16, 1996 by the exercise of stock options under the Company's stock option plan as follows: 12,000 shares by Mr. Blount, 12,000 shares by Mr. O'Reilly and 18,000 shares by Mr. J. Hicks Lanier. Does not include shares beneficially owned by spouses and children of officers and directors, and such officers and directors disclaim beneficial ownership of such shares.
(2) See footnote 2 under "Beneficial Ownership of Common Stock".

(3) The shares shown as beneficially owned by Mr. J. Reese Lanier include 357,990 shares held of record by Mr. J. Reese Lanier with respect to which he has sole voting and investment power, and 38,591 shares held by a charitable foundation with respect to which Mr. J. Reese Lanier has sole voting and shared investment power.
(4) The shares shown as beneficially owned by Mr. R. William Lee, Jr. include
     (i) 107,370 shares held of record by Mr. Lee with respect to which he has sole voting and investment power, and (ii) 10,000 shares held by a charitable foundation of which Mr. Lee is a trustee.

                             ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES

     The Board of Directors is divided into three classes that serve for staggered three-year terms. The Company's Articles of Incorporation (the "Articles") require that the number of directors be fixed in the Bylaws at a number not less than nine, which number can be increased or decreased to not less than nine by the Board or by a 75% stockholder vote. A plurality of votes cast is required to elect a member of the Board.

     There are presently 12 directors, with two current directors, Messrs. Clifford M. Kirkland, Jr. and R. William Lee, Jr., not standing for re-election. The Board has nominated Messrs. Cecil D. Conlee, J. Reese Lanier and Knowlton J. O'Reilly for re-election as Class I Directors to hold office until 1999. The terms of office of the Class I Directors will expire at the 1996 Annual Meeting.

     The Articles require that the number of directors must be so apportioned among the classes as to make all classes as nearly equal in number as possible. According, J. Reese Lanier, who was renominated and elected as a Class III Director in fiscal 1996, has been moved to Class I Director and has been renominated for fiscal 1997 to maintain an appropriate proportion of number of directors in each class. Therefore, Classes I and III each have three members and Class II has four members. The directors in each class shall hold office until the annual meeting of stockholders held in the year during which their term ends and until their successors are elected and qualified.

     If a nominee becomes unable to serve as a director, the proxies will be voted for a substitute nominee, or will not be voted in order to allow the position to remain vacant until filled by the Board, in the discretion of the persons named in the proxy; or the Board will reduce the size of the full Board pursuant to the Articles. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director.

     The following table sets forth the name of each nominee and continuing director, the year in which he was first elected a director, a brief description of his principal occupation and business experience during the last five years, his directorships (if any) with other companies and his age as of August 30, 1996.

                                 YEAR FIRST                 PRINCIPAL OCCUPATION,
                                  ELECTED                   BUSINESS EXPERIENCE,
             NAME                 DIRECTOR                 AND OTHER DIRECTORSHIP              AGE
- -------------------------------  ----------     ---------------------------------------------  ---
                      NOMINEES -- CLASS I DIRECTORS -- TERMS EXPIRE IN 1999

Cecil D. Conlee                     1985        Mr. Conlee is Chairman of CGR Advisors, a      60
                                                real estate advisory company, and has held
                                                this position since 1990. He was President of
                                                the Conlee Company, a real estate advisory
                                                company, from 1983 to 1990. From 1977 to 1983
                                                he was President of Cousins Properties, Inc.,
                                                a real estate development and investment
                                                company. He is also a director of Central
                                                Parking Corporation.
J. Reese Lanier(1)                  1974        Mr. Lanier is self-employed in farming and     53
                                                related businesses and has had this
                                                occupation for more than five years.
Knowlton J. O'Reilly                1987        Mr. O'Reilly has been Group Vice President of  56
                                                the Company since 1978.

                     CONTINUING -- CLASS II DIRECTORS -- TERMS EXPIRE IN 1997

John B. Ellis                       1986(2)     Mr. Ellis is a private investor. He was        72
                                                Senior Vice President -- Finance and
                                                Treasurer of Genuine Parts Company, a
                                                distributor of automotive replacement parts,
                                                from 1983 to 1985. He is also a director of
                                                Flowers Industries, Inc., Hughes Supply,
                                                Inc., Intermet Corporation,
                                                Interstate/Johnson Lane, Inc., Integrity,
                                                Inc., United TransNet, Inc. and UAP Inc.
                                                (Canada).
J. Hicks Lanier(1)                  1969        Mr. Lanier has been President of the Company   56
                                                since 1977. In 1981, he was elected Chairman
                                                of the Board of the Company. He is also a
                                                director of Crawford & Company, Shaw
                                                Industries, Inc., Genuine Parts Company, and
                                                SunTrust Banks of Georgia, Inc.
Tom Gallagher                       1991        Mr. Gallagher is President of Genuine Parts    48
                                                Company, a distributor of automotive
                                                replacement parts, and has held this position
                                                since 1990. He is also a director of Genuine
                                                Parts Company.
Robert E. Shaw                      1991        Mr. Shaw is Chief Executive Officer and        65
                                                Chairman of the Board of Shaw Industries,
                                                Inc., a manufacturer and seller of carpeting
                                                to retailers and distributors.

                                 YEAR FIRST                 PRINCIPAL OCCUPATION,
                                  ELECTED                   BUSINESS EXPERIENCE,
             NAME                 DIRECTOR                 AND OTHER DIRECTORSHIP              AGE
- -------------------------------  ----------     ---------------------------------------------  ---
                    CONTINUING -- CLASS III DIRECTORS -- TERMS EXPIRE IN 1998
Ben B. Blount, Jr.                  1987        Mr. Blount has been Executive Vice             57
                                                President -- Planning, Finance and
                                                Administration and Chief Financial Officer of
                                                the Company since July of 1995. He had been
                                                Executive Vice President -- Planning and
                                                Development of the Company since 1986.
Clarence B. Rogers, Jr.             1995        Mr. Rogers has been Chairman of Equifax Inc.   66
                                                since 1992. He was Chief Executive Officer of
                                                Equifax Inc. from 1989 until January 1, 1996.
                                                He was President of Equifax Inc. from 1989
                                                until 1992. Mr. Rogers is a director of
                                                Sears, Roebuck & Co., Dean Witter, Discover &
                                                Co., and Briggs & Stratton Corporation and
                                                Teleport Communications Group.
E. Jenner Wood                      1995        Mr. Wood has been Executive Vice President of  45
                                                SunTrust Banks, Inc. since 1994. In 1994 he
                                                was Executive Vice President -- Trust and
                                                Investment Services of SunTrust Banks, Inc.
                                                From 1991 until 1994 he was Executive Vice
                                                President -- Trusts and Investments of
                                                SunTrust Banks of Georgia, Inc. From 1990
                                                until 1991 he was Executive Vice
                                                President -- Corporate Banking of SunTrust
                                                Bank, Atlanta. Mr. Wood is a director of
                                                Cotton States Life Insurance Co. and Cotton
                                                States Mutual Insurance Co.

- ---------------

(1) J. Hicks Lanier and J. Reese Lanier are cousins.
(2) Mr. Ellis served as a director for the period 1960 to 1974 and was re-elected as a director in 1986.

CERTAIN COMMITTEES OF THE BOARD -- BOARD MEETINGS

     Among the standing committees of the Board of Directors are the Stock Option and Compensation Committee and the Audit Committee. The Board of Directors has no standing nominating committee.

     Members of the Stock Option and Compensation Committee at this time are Messrs. Clifford M. Kirtland, Jr., Cecil D. Conlee, Clarence B. Rogers, Jr. and Robert E. Shaw. The Committee establishes the compensation, including annual salary and an annual discretionary bonus, if any, for the Chairman of the Board and President of the Company. The Committee met once during the 1996 fiscal year.

     Members of the Audit Committee are Messrs. John B. Ellis, Tom Gallagher, Clifford M. Kirtland, Jr. and E. Jenner Wood. The Committee reviews with management and with the Company's internal audit staff and independent certified public accountants the scope and results of each year's audit of the Company's financial condition, the Company's internal audit and financial controls, and the Company's financial reporting activities. Both the internal auditors and the independent certified public accountants periodically report to the Committee. The Committee also makes recommendations to the full Board as to the appointment of the independent certified public accountants. The Committee met twice during the 1996 fiscal year.

DIRECTOR COMPENSATION

     Directors who are also Company employees are not compensated for their services as directors. Each non-employee director receives a quarterly fee of $3,500 and a meeting fee of $750 for each meeting of the full Board or any committee that he attends.

     The Board of Directors held four meetings during the 1996 fiscal year. During the 1996 fiscal year Mr. Robert E. Shaw attended less than 75% of the aggregate number of meetings of the Board and the committees on which he served. All other directors attended 75% or more of the meetings of the Board and the committees on which they served.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table discloses compensation awarded to, earned by or paid during the three preceding fiscal years to the Company's Chief Executive Officer and its two other executive officers.

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                ------------------------
                                                                                PAYOUTS
                                                                   AWARDS       --------
                                                                -------------    LONG-
                                          ANNUAL COMPENSATION       STOCK         TERM
                                          -------------------      OPTIONS      INCENTIVE     ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS       (SHARES)      PAYOUTS    COMPENSATION(1)
- ---------------------------------  -----  --------   --------   -------------   --------   ---------------
J. Hicks Lanier                    1996   $368,444   $      0            0        $  0         $ 6,323
  Chairman of the Board & Chief    1995    364,000          0       25,000           0           5,048
  Executive Officer                1994    336,000    100,000            0           0           3,588
Ben B. Blount, Jr.                 1996   $309,312   $      0            0        $  0         $ 5,492
  Executive Vice President --      1995    279,520          0       10,000           0           4,958
  Planning, Finance and            1994    260,879     40,000            0           0           3,752
  Administration and Chief
  Financial Officer
Knowlton J. O'Reilly               1996   $312,424   $ 30,809            0        $  0         $ 5,361
  Group Vice President             1995    299,200          0       10,000           0           5,185
                                   1994    284,000          0            0           0          11,949

- ---------------

(1) All other compensation includes Excess Group Life Insurance in the amounts of $5,913 for Mr. Lanier, $4,897 for Mr. Blount, and $4,951 for Mr. O'Reilly. It also includes the Company's share of Split Dollar Life Insurance in the amounts of $410 for Mr. Lanier, $595 for Mr. Blount, and $410 for Mr. O'Reilly.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The Company did not grant any stock options in the last fiscal year. The Company does not grant stock appreciation rights.

                       AGGREGATED OPTION/SAR EXERCISES IN
                              LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information concerning stock option/SAR exercises in fiscal 1996 by the named executive officers and the value of their unexercised options/SARs on May 31, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                               VALUE OF
                                                                      NUMBER OF SHARES        UNEXERCISED
                                            SHARES                 UNDERLYING UNEXERCISED    IN-THE-MONEY
                                           ACQUIRED      VALUE        OPTIONS/SARS AT       OPTIONS/SARS AT
                  NAME                    ON EXERCISE   REALIZED      FISCAL YEAR-END       FISCAL YEAR-END
- ----------------------------------------  -----------   --------   ----------------------   ---------------
                                                                        EXERCISABLE/         EXERCISABLE/
                                                                       UNEXERCISABLE         UNEXERCISABLE
J. Hicks Lanier.........................     12,000     $126,000            9,000               $12,250
                                                                           28,000                24,500
Ben B. Blount, Jr.......................      4,000       39,750            8,000                18,375
                                                                           12,000                12,250
Knowlton J. O'Reilly....................     12,000      123,750            8,000                18,375
                                                                           12,000                12,250

LONG TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

     In Fiscal 1994, the Stock Option and Compensation Committee of the Board of Directors adopted the Oxford Industries, Inc. Executive Officers' Long-Range Incentive Plan. This plan compensates executive officers if the Company generates a strong return on equity. The term of these awards is three years.

     The Executive Officers' Long-Range Incentive Plan works as follows. At the end of each grant year, the actual return on shareholders' equity will be calculated by dividing total after-tax profits for the year by the average of beginning and ending shareholders' equity for the year. If, at the end of the first grant year, the return on shareholders' equity exceeds the standard return (as described below), the Shadow Asset Base (as described below) will be increased by an amount equal to the product obtained by multiplying the Shadow Asset Base times the amount of such excess. If the standard return on shareholders' equity exceeds the actual return on shareholders' equity, the Shadow Asset Base will be decreased by an amount equal to the product obtained by multiplying the Shadow Asset Base times such excess.

     At the end of the second and third grant years, the Shadow Asset Base (as adjusted at the end of the previous year) will be further adjusted in the same manner as that provided for the end of the first grant year. If the adjusted Shadow Asset Base at the end of the third grant year exceeds the amount of the Shadow Asset Base as originally granted, the participant will be entitled to a cash award equal to the amount of such excess, provided that the participant is an employee at the time of payment. One third of the award shall be paid within ninety (90) days after the end of the third grant year. The remaining two thirds will be paid in two equal annual installments on the first and second anniversary of the initial payment.

     In 1993, pursuant to this plan, awards were made to Messrs. Lanier and Blount. The awards expired as of the end of the fiscal 1996 year with no value payable to either because the Company's return on stockholders' equity during the three-year term of the awards did not meet the required threshold. Neither Messrs. Lanier nor Blount have received a subsequent award under the plan.

     Mr. O'Reilly and a small group of key executives participate in the Oxford Industries, Inc. Long-Range Incentive Plan. This plan is similar to the above plan in that the Chief Executive Officer and the Executive Vice President establish a shadow asset account for each participant and establish a return on assets payout threshold. At the end of each fiscal year during the three year term of the award a participant's account is adjusted to reflect the actual return on assets for his business unit as compared with the threshold. At the end of the term the original shadow asset account figure is subtracted from the adjusted shadow asset account figure and the participant is awarded the gain, if any. The gain is then paid over a three year period, subject to continued employment of the participant. Mr. O'Reilly did not receive an award in 1994, 1995 or 1996. Mr. O'Reilly received an award in 1993, but because his business units' performance was below the threshold during the three year term of the award, the award expired with no value.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. J. Hicks Lanier, President and CEO of the Company, serves as a director of Shaw Industries, Inc. Mr. Robert E. Shaw, President and CEO of Shaw Industries, Inc., serves as a director of the Company and is a member of the Company's Stock Option and Compensation Committee.

PENSION PLAN

     The Company does not have a defined benefit retirement plan. Executive officers of the Company are not permitted to participate in either of the Company's two defined contribution retirement plans.

REPORT OF STOCK OPTION AND COMPENSATION COMMITTEE

     The Stock Option and Compensation Committee of the Board of Directors is presently composed of four directors, none of whom is an employee of the Company. The Committee is responsible for administering the Company's stock option plan for executives. It is also responsible for setting the salary and bonus for the Company's Chief Executive Officer and for reviewing the Chief Executive Officer's recommendations for the salary and bonus levels of the Company's other executive officers. The Committee normally meets formally once a year and informally through telephone meetings at other times during the year.

  Compensation Policy

     The compensation policy of the Company is to pay for performance. Compensation practices for all executives, including all of the executive officers, is designed to encourage and reward the accomplishment of the objectives of the Company which, if achieved, will enhance shareholder value.

  Executive Compensation Program

     The Company's executive compensation program has three elements: salary, bonus and stock options. With the exception of two long-term incentive plans which reward the Company's executive officers and select key executives, respectively, the compensation of most of the Company's executives is composed of these three elements.

     A job grade is assigned to each position in the Company depending on the responsibilities. Each job grade has a salary range which is based on salary surveys. An individual's salary is set within the range and is based on that person's individual performance and responsibilities. The salaries of each executive are determined annually by the Company's executive officers. The salaries of the executive officers, except the Chief Executive Officer, are determined annually by the Chief Executive Officer and then reviewed by the Committee.

     Each executive officer, except the Chief Executive Officer, participates in the Company's Management Bonus Program. This program is designed to encourage the achievement of the Company's profit objectives by rewarding executives when these objectives are met or exceeded.

     In order for any bonus to paid, the executive's business unit must achieve a minimum return on assets. If the business unit's return on assets exceeds the minimum level, the amount of the bonus is increased. If the minimum profit levels are achieved, an executive may receive a discretionary bonus with the totals of all discretionary bonuses not to exceed 50% of the non-discretionary bonus.

     The bonus paid, if any, to Mr. Blount and the corporate staff is based on the Company's overall return on assets. The bonus paid to other executives is based on the return on assets for the division employing the individual or in the case of Mr. O'Reilly, the return on assets of the Ladieswear Group divisions reporting to him.

     Messrs. Lanier, Blount, and O'Reilly set the discretionary bonus levels of all other executives. Mr. Lanier, with the concurrence of the Committee, sets the discretionary bonuses for Messrs. Blount and O'Reilly.

     The final element of executive compensation is the stock option program. Based on recommendations by the Company's Chief Executive Officer, the Committee grants stock options to certain executives in order to motivate these individuals to achieve longer term results that are recognized by the marketplace. Participants in the program are given the opportunity to buy Company stock at its fair market value on the date of grant. Because a stock option has no value unless the price of the Company's stock increases, there is no reward to the executive without a concurrent reward to all stockholders.

     Mr. O'Reilly and a small group of key executives participate in the Oxford Industries, Inc. Long-Range Incentive Plan. Under this plan the Chief Executive Officer and the Executive Vice President establish a shadow asset account for each participant and establish a return on assets payout threshold. At the end of each fiscal year during the three year term of the award a participant's account is adjusted to reflect the actual return on assets for his business unit as compared with the threshold. At the end of the term the original shadow asset account figure is subtracted from the adjusted shadow asset account figure and the participant is awarded the gain, if any. The gain is then paid over a three year period, subject to continued employment of the participant.

     In August 1993 the Committee adopted the Oxford Industries, Inc. Executive Officers' Long-Range Incentive Plan. This plan, which is administered by the Stock Option and Compensation Committee, is similar to the plan for division presidents, except that there is a return on shareholders' equity threshold. The Committee awarded shadow asset bases of $1,000,000 for Mr. Lanier and $500,000 for Mr. Blount and set a threshold of a 12% return on shareholders' equity. The term of these awards is three years.

     While the Company's return of shareholders' equity for fiscal 1994 exceeded the threshold, the return on equity for fiscal 1995 and 1996 and the combined results for the two fiscal years fell short of the threshold. This means that the awards had no value at the end of the three year term and hence no payout will be made under the Plan. No subsequent awards have been made under this Plan.

  Compensation of Chief Executive Officer

     While the Chief Executive Officer does not participate in the Company's Management Bonus Program, the Committee annually determines whether Mr. Lanier should receive a bonus and, if so, its amount. In making its decision the Committee considers the Company's overall profitability, its performance in relation to other apparel companies, the amount of bonus paid to other executive officers and Mr. Lanier's other achievements.

     The Committee recognized that the Company had a small sales increase during the year and that the Company under Mr. Lanier had continued with key strategic efforts, including the cessation of unprofitable endeavors such as wet processing and the development of new, profitable businesses. The Committee also recognized the severe conditions in the apparel industry generally. These achievements, however, were overshadowed by the decline in profitability, the decrease in return on shareholders' equity to 1.7% which is below the Company's goal and the overall disappointing total return to shareholders during the year. Based on these factors and also Mr. Lanier's recommendation that he not receive a bonus, the Committee decided to award him no bonus for fiscal 1996.

     The Committee also decided not to increase his base salary effective August 1, 1996. The principal reason for this decision was the disappointing total return to shareholders which was caused, in part, by the decline in profitability. The Committee also considered Mr. Lanier's recommendation that he not receive a salary increase. The Committee reviewed the salaries of chief executive officers of other apparel companies, including most of the companies contained in the S & P Apparel Index. While the Committee believes that Mr. Lanier's base salary is conservative compared to his peers, in light of the factors mentioned earlier, the Committee concurred with Mr. Lanier's belief that an increase would be inappropriate at this time. As was done with all of the Company's managers, in July 1996 Mr. Lanier's salary was increased by $500.00 per month to reflect the discontinuance of Company provided automobiles.

     As noted above, at the beginning of fiscal 1994 the Committee awarded Mr. Lanier a shadow asset account under the Oxford Industries, Inc. Executive Officers' Long-Range Incentive Plan. Because the Company did not meet the performance threshold the award has lapsed with no value payable to Mr. Lanier.

  Conclusion

     The Committee believes that the Company's executive compensation program is competitive and provides the appropriate mix of incentives to achieve the goals of the Company. The achievement of these goals will enhance the profitability of the Company and provide sustainable value to the Company's stockholders.

Respectfully submitted,

Clifford M. Kirtland, Jr., Chairman
Cecil D. Conlee
Clarence B. Rogers, Jr.
Robert E. Shaw

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's stock against the cumulative total return of the S&P 500 Index and the S & P Apparel Index for the period of five years commencing June 1991 and ending May 31, 1996. The performance graph assumes an initial investment of $100 and reinvestment of dividends.

                                   [GRAPH]

                                  Oxford In-
      Measurement Period           dustries,       S & P 500       S & P Ap-
    (Fiscal Year Covered)            Inc.            Index           parel
6/91                                       100             100             100
6/92                                       211             110              86
6/93                                       139             123             100
6/94                                       281             128              88
6/95                                       160             154              84
6/96                                       167             198             122

CERTAIN TRANSACTIONS

     SunTrust Banks, Inc., SunTrust Banks of Georgia, Inc. and SunTrust Bank, Atlanta are principal stockholders of the Company (see "Beneficial Ownership of Common Stock -- Principal Stockholders" above). Mr. E. Jenner Wood was Executive Vice President of SunTrust Banks, Inc. during the fiscal year. During the fiscal year ending May 31, 1996, SunTrust Bank, Atlanta made loans to the Company under a line of credit arrangement. The maximum amount of loans outstanding under this arrangement at any time during the 1996 fiscal year was $50,000,000. SunTrust Bank, Atlanta also issues letters of credit on the Company's behalf in connection with the Company's purchases of imported goods. The greatest aggregate amount of outstanding letters of credit issued by SunTrust Bank, Atlanta on the Company's behalf during the 1996 fiscal year was $6,878,028. SunTrust Bank, Atlanta charges fees of approximately .125 percent of the amount of each letter of credit. SunTrust Bank, Atlanta performs payroll and stock transfer services for the Company.

The foregoing transactions with SunTrust Bank, Atlanta involve arm's length terms and conditions competitive with those obtainable from comparable banking institutions.

                            APPOINTMENT OF AUDITORS

     Acting on the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP, independent certified public accountants, as auditors for the current year. Arthur Andersen LLP has served as auditors for the Company since 1986. The Board of Directors considers such accountants to be well qualified and recommends that the stockholders vote to ratify their appointment. Stockholder ratification of the appointment of auditors is not required by law; however, the Board of Directors considers the solicitation of stockholder ratification to be in the Company's and stockholders' best interests.

     In view of the difficulty and expense involved in changing auditors on short notice, should the stockholders not ratify the selection of Arthur Andersen LLP, it is contemplated that the appointment of Arthur Andersen LLP for the fiscal year ending May 30, 1997 will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select other auditors for the following year. A representative of Arthur Andersen LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he desires to do so and is expected to be available to respond to questions from stockholders.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report for the fiscal year ended May 31, 1996, including consolidated financial statements, has been mailed to stockholders.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The Company is supplying brokers, dealers, banks and voting trustees, or their nominees, with copies of this proxy statement and of the 1996 Annual Report for the purpose of soliciting proxies from beneficial owners of the Company's common stock, and the Company will reimburse such brokers, and other record holders for their reasonable out-of-pocket expenditures made in such solicitation. Proxies may be solicited by employees of the Company by mail, telephone, telegraph and personal interview. The Company does not presently intend to pay compensation to any individual or firm for the solicitation of proxies. If management should deem it necessary and appropriate, however, the Company may retain the services of an outside individual or firm to assist in the solicitation of proxies.

                             STOCKHOLDER PROPOSALS

     Stockholders who wish to submit proposals to be included in the 1997 proxy materials and to be voted upon at the 1997 Annual Meeting must do so by May 1, 1997. Any such proposal should be presented in writing to the Secretary of the Company at the Company's principal offices.

                                 OTHER MATTERS

     The minutes of the Annual Meeting of Stockholders held on October 2, 1995 will be presented to the meeting, but it is not intended that action taken under the proxy will constitute approval of the matters referred to in such minutes.

     The Board of Directors knows of no other matters to be brought before the meeting. If any other matters should come before the meeting, however, the persons named in the proxy will vote such proxy in accordance with their discretion on such matters.

                                          DAVID K. GINN
                                          Secretary

        OXFORD INDUSTRIES, INC.

       222 Piedmont Avenue, N.E.

        Atlanta, Georgia 30308

        O X F O R D  INDUSTRIES, INC

        NOTICE OF ANNUAL MEETING AND PROXY STATEMENT





                    [ART]


 (2 Shadowed Buttons, a Thimbel and a Needle)





        ANNUAL MEETING OF STOCKHOLDERS

              October 7, 1996

                                                                      APPENDIX A


                           OXFORD INDUSTRIES, INC.
           PROXY - ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 7, 1996

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned appoints J. HICKS LANIER, BEN B. BLOUNT, JR., and DAVID
K. GINN, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of the common stock of Oxford Industries, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Monday, October 7, 1996, at 3:00 p.m., local time, at the principal offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said persons are directed to vote as follows, and otherwise in their discretion upon any other business:


                   (Continued and to be signed on reverse)


- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

- ------------------------------------------------------------------------------------------------------------------------------
                                    (continued)                                                        Please mark
                                                                                                       your vote as     / X /
                                                                                                        indicated in
                                                                                                       the example


1.  Proposal to elect the three nominees listed below.  If a nominee becomes unable to serve, the proxy will be voted for a substitute nominee or will not be voted in the discretion of said persons appointed below.
    FOR all nominees            WITHHOLD                    Nominees:  Cecil D. Conlee, J. Reese Lanier and Knowlton J. O'Reilly
    listed to the right         AUTHORITY
 (except as marked to the    to vote for all nominees      -INSTRUCTION: To withhold authority to vote for any individual nominee
        contrary)             listed to the right          write that nominee's name in the space provided below.

     /  /                        /  /
                                                           ------------------------------------------------------------------------
2.  Proposal to ratify the appointment of Arthur Andersen
LLP, Independent certified public accountants, as auditors
for the fiscal year ending May 30, 1997.

       FOR       AGAINST      ABSTAIN                                      Please sign and date below and return this proxy
                                                                           immediately in the enclosed envelope, whether or not
     /  /         /  /         /  /                                        you plan to attend the annual meeting.

                                                                           ----------------------------------------------
                                                                           Signature

                                                                           ----------------------------------------------
                                                                           Signature if held jointly

                                                                           Dated:                                   , 1996
                                                                                 -----------------------------------

                                                                           IMPORTANT:  Please date this proxy and sign exactly
                                                                           as your name or names appear.  If shares are jointly
                                                                           owned, both owners should sign.  If signing as
                                                                           attorney, executor, administrator, trustee or guardian,
                                                                           please give full title as such.  If signing as a
                                                                           corporation, please sign in full corporate name by
                                                                           President or other authorized officer.  If signing
                                                                           as a partnership, please sign in partnership name
                                                                           by authorized person.

- ------------------------------------------------------------------------------------------------------------------------------------
                                                     - FOLD AND DETACH HERE -